Exhibit 99.2
PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
For Release
Tuesday, June 13, 2006

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. PRICES $275 MILLION
PUBLIC DEBT OFFERING
     HOUSTON, Texas (June 13, 2006)...Smith International, Inc. (NYSE: SII) announced that it has priced an offering of $275 Million Senior Notes due 2016. The transaction is expected to settle on June 15, 2006. The notes will bear interest at a rate of 6% per annum and the net proceeds from the offering will be used to repay indebtedness under its U.S. revolving credit facility and for general corporate purposes.
     The Company offered the Senior Notes to the public by means of a prospectus and prospectus supplement, which are part of an effective registration statement previously filed with the U.S. Securities and Exchange Commission.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson.